Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

FIRST QUARTER 2016 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES DECEMBER 31, 2015 FINANCIAL RESULTS

FIRST QUARTER 2016 DIVIDEND DECLARED

New York, NY —February 24, 2016— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.38 per share, payable on March 31, 2016 to stockholders of record as of March 15, 2016.

DECEMBER 31, 2015 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2015.

HIGHLIGHTS

Financial

	Q4-15		Q4-14		FY-15			FY-14
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)		Total Amount	Per Share(1)
Core EPS(2)		$0.40		$0.42		$1.54			$1.55
Net investment income	$147.1	$0.47	$128.2	$0.41	$507.8	$1.61		$437.8	$1.43
Net realized gains	$17.2	$0.05	$53.7	$0.17	$117.1	$0.37		$93.8	$0.31
Net unrealized gains (losses)	$(149.6)	$(0.47)	$(28.5)	$(0.09)	$(246.2)	$(0.78)		$59.4	$0.20
GAAP net income	$14.7	$0.05	$153.4	$0.49	$378.7	$1.20		$591.0	$1.94
Dividends declared and payable		$0.38		$0.38		$1.57	(3)		$1.57	(4)

	As of December 31,
(dollar amounts in millions, except per share data)	2015	2014
Portfolio investments at fair value	$9,055.5	$9,028.4
Total assets	$9,531.4	$9,497.8
Stockholders’ equity	$5,173.3	$5,283.7
Net assets per share	$16.46	$16.82

(1)                                 All per share amounts are basic and diluted.

(2)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)                                 Includes an additional dividend of $0.05 per share paid in the year ended December 31, 2015.

(4)                                 Includes an additional dividend of $0.05 per share paid in the year ended December 31, 2014.

Portfolio Activity

(dollar amounts in millions)	Q4-15	Q4-14	FY-15	FY-14
Portfolio Activity During the Period:
Gross commitments	$972.2	$1,389.5	$3,816.6	$4,578.6
Exits of commitments	$569.1	$1,269.1	$3,816.0	$3,539.8

Portfolio as of the End of the Period:
Number of portfolio company investments			218	205
Weighted average yield of debt and other income producing securities:
At amortized cost (5)			10.1%	10.1%
At fair value (6)			10.3%	10.1%
Weighted average yield on total investments:
At amortized cost (7)			9.1%	9.3%
At fair value (8)			9.2%	9.1%

(5)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(6)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(7)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(8)                                 Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

FOURTH QUARTER 2015 OPERATING RESULTS

For the fourth quarter of 2015, Ares Capital reported GAAP net income of $14.7 million or $0.05 per share (basic and diluted), Core EPS(2) of $0.40 per share (basic and diluted), net investment income of $147.1 million, or $0.47 per share (basic and diluted), and net realized and unrealized losses of $132.4 million or $0.42 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2015, total assets were $9.5 billion, stockholders’ equity was $5.2 billion and net asset value per share was $16.46.

In the fourth quarter of 2015, Ares Capital made $972.2 million in new commitments, including commitments to 12 new portfolio companies and 12 existing portfolio companies. Of these new commitments, all were sponsored transactions.  As of December 31, 2015, 150 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $972.2 million in new commitments made during the fourth quarter of 2015, 51% were in first lien senior secured loans, 30% were in second lien senior secured loans, 10% were in senior subordinated debt, 8% were in preferred equity securities and 1% were in other equity securities.  Of these commitments, 74% were in floating rate debt securities, of which 100% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the fourth quarter of 2015, significant new commitments included:

•                  $105 million in first lien senior secured revolving, delayed draw and term loans of an operator of urgent care clinics;

•                  $100 million in a second lien senior secured term loan of a manufacturer and distributor of slip resistant footwear;

•                  $86 million in first lien and second lien senior secured term loans of an industrial container manufacturer, reconditioner and servicer;

•                  $75 million in first lien senior secured revolving and term loans of a designer and manufacturer of refrigeration systems;

•                  $72 million in a senior subordinated loan of a gas turbine power generation facilities operator;

•                  $70 million in preferred equity of a manufacturer and supplier of intelligent transportation systems products for the traffic and rail industries;

•                  $67 million in a first lien senior secured term loan of a private school operator;

•                  $65 million in a first lien senior secured term loan of manufacturer and producer of milk products;

•                  $64 million in first lien senior secured delayed draw and term loans and equity of a food service sales and marketing agency;

•                  $60 million in first lien senior secured delayed draw and term loans and equity of a payment services software provider to faith-based institutions; and

•                  $47 million in a second lien senior secured term loan of an anesthesia services provider.

Also in the fourth quarter of 2015, Ares Capital exited approximately $569.1 million of investment commitments. Of these investment commitments, 73% were first lien senior secured loans, 17% were investments in subordinated certificates of the Senior Secured Loan Program (the “SSLP”), 6% were senior subordinated debt, 3% were other equity securities and 1% were preferred equity securities. Of the approximately $569.1 million of exited investment commitments, 73% were floating rate, 23% were fixed rate and 4% were non-interest bearing.

The fair value of Ares Capital’s portfolio investments at December 31, 2015 was $9.1 billion, including $8.1 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 29% of first lien senior secured loans, 32% of second lien senior secured loans, 21% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 7% of senior subordinated debt securities, 4% of preferred equity securities and 7% of other equity and other securities. As of December 31, 2015, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.3%(3) (10.1% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.2%(5) (9.1% at amortized cost(6)), and 80% of the total investments at fair value were in floating rate securities.

“ARCC had a strong finish to 2015 as core earnings exceeded our regular dividend and we generated record net realized gains from our investment portfolio,” said Kipp deVeer, Ares Capital’s Chief Executive Officer.  “Despite the volatile market conditions, we believe ARCC is well positioned for 2016.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of December 31, 2015, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and loans on non-accrual status represented 2.6% of total investments at amortized cost (or 1.7% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

During the quarter ended December 31, 2015, Ares Capital repurchased a total of 121,621 shares of its common stock in the open market for $1.7 million under the stock repurchase program approved by Ares Capital’s Board of Directors in September 2015. The shares were repurchased at an average price of $13.86 per share.

In October 2015, Ares Capital redeemed the entire $200.0 million aggregate principal amount outstanding of its unsecured notes that bore interest at a rate of 7.75% per year and were scheduled to mature on October 15, 2040 (the “2040 Notes”) in accordance with the terms of the indenture governing the 2040 Notes. The 2040 Notes were redeemed at par plus accrued and unpaid interest for a total redemption price of approximately $200.6 million, which resulted in a realized loss on the extinguishment of debt of $6.6 million.

As of December 31, 2015, Ares Capital had $257.1 million in cash and cash equivalents and $4.2 billion in aggregate principal amount of debt outstanding ($4.1 billion in carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $1.4 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of December 31, 2015.

FOURTH QUARTER 2015 DIVIDEND

Ares Capital declared on November 4, 2015 a fourth quarter dividend of $0.38 per share for a total of approximately $119.5 million. The record date for this dividend was December 15, 2015 and the dividend was paid on December 31, 2015.

RECENT DEVELOPMENTS

On February 1, 2016, Ares Capital repaid in full the $575.0 million aggregate principal amount outstanding of the unsecured convertible notes (the “February 2016 Convertible Notes”) that had an interest rate of 5.75% per year upon their maturity. Ares Capital used amounts available under its revolving credit facilities to repay the outstanding indebtedness of the February 2016 Convertible Notes.

From January 1, 2016 through February 18, 2016, Ares Capital made new investment commitments of approximately $338 million, of which $307 million were funded. Of these new commitments, 52% were in first lien senior secured loans, 47% were in second lien senior secured loans and 1% were in preferred equity securities. Of the approximately $338 million of new investment commitments, 92% were floating rate, 6% were fixed rate, 1% were non-interest bearing and 1% were on non-accrual status. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.9%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From January 1, 2016 through February 18, 2016, Ares Capital exited approximately $339 million of investment commitments. Of these investment commitments, 51% were first lien senior secured loans, 47% were second lien senior secured loans and 2% were other equity securities. Of the approximately $339 million of exited investment commitments, 97% were floating rate, 2% were non-interest bearing and 1% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.6%. On the approximately $339 million of investment commitments exited from January 1, 2016 through February 18, 2016, Ares Capital recognized total net realized gains of approximately $9 million.

In addition, as of February 18, 2016, Ares Capital had an investment backlog and pipeline of approximately $255 million and $140 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 24, 2016 at 12:00 p.m. (ET) to discuss its quarter and year ended December 31, 2015 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 8992150 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 9, 2016 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10078263. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects.  Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies.  Ares Capital has elected to be regulated as a business development company (“BDC”) and as of September 30, 2015, was the largest BDC by total assets and market capitalization.  Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES).  Ares Management is a publicly traded, leading global alternative asset manager.  For more information about Ares Capital Corporation, visit www.arescapitalcorp.com.  However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of December 31,
	2015	2014
ASSETS
Total investments at fair value (amortized cost of $9,147,646 and $8,875,095, respectively)	$9,055,496	$9,028,379
Cash and cash equivalents	257,056	194,555
Interest receivable	137,968	160,981
Receivable for open trades	—	859
Other assets	80,836	112,999
Total assets	$9,531,356	$9,497,773
LIABILITIES
Debt	$4,138,479	$3,924,482
Base management fees payable	34,125	34,497
Income based fees payable	31,234	33,070
Capital gains incentive fees payable	42,265	92,979
Accounts payable and other liabilities	60,587	81,892
Interest and facility fees payable	51,007	46,974
Payable for open trades	327	164
Total liabilities	4,358,024	4,214,058
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized; 314,347 and 314,108 common shares issued and outstanding, respectively	314	314
Capital in excess of par value	5,318,277	5,328,057
Accumulated overdistributed net investment income	(894)	(32,846)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(53,013)	(166,668)
Net unrealized gains (losses) on investments, foreign currency and other transactions	(91,352)	154,858
Total stockholders’ equity	5,173,332	5,283,715
Total liabilities and stockholders’ equity	$9,531,356	$9,497,773
NET ASSETS PER SHARE	$16.46	$16.82

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$209,487	$200,952	$817,352	$741,438
Capital structuring service fees	21,523	39,220	94,554	113,562
Dividend income	20,038	17,134	73,501	84,296
Management and other fees	5,485	6,207	23,906	24,596
Other income	5,143	7,404	16,037	25,067
Total investment income	261,676	270,917	1,025,350	988,959

EXPENSES
Interest and credit facility fees	55,353	56,279	226,967	216,019
Base management fees	34,125	34,497	134,346	127,997
Income based fees	31,234	33,070	121,390	118,273
Capital gains incentive fees	(27,555)	5,277	(26,721)	29,467
Administrative fees	3,729	4,028	14,244	13,689
Other general and administrative	6,960	7,069	29,612	27,383
Total expenses	103,846	140,220	499,838	532,828
NET INVESTMENT INCOME BEFORE INCOME TAXES	157,830	130,697	525,512	456,131
Income tax expense, including excise tax	10,727	2,512	17,752	18,329
NET INVESTMENT INCOME	147,103	128,185	507,760	437,802
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	23,792	53,723	127,531	93,855
Net unrealized gains (losses)	(149,610)	(28,521)	(246,210)	59,364
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(125,818)	25,202	(118,679)	153,219
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	(6,572)	—	(10,411)	(72)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$14,713	$153,387	$378,670	$590,949
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.05	$0.49	$1.20	$1.94
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	314,450	314,108	314,375	305,287

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2015 and 2014 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.40	$0.42	$1.54	$1.55
Net realized and unrealized gains (losses)	(0.42)	0.08	(0.41)	0.51
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.09	(0.01)	0.08	(0.10)
Income tax expense related to realized gains and losses	(0.02)	—	(0.01)	(0.02)
Basic and diluted GAAP EPS	$0.05	$0.49	$1.20	$1.94

(1)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.